TODD SHIPYARDS CORPORATION

ANNOUNCES QUARTERLY FINANCIAL RESULTS FOR

SEPTEMBER 28, 2008

VIA FACSIMILE	CONTACT: HILARY PICKEREL
TOTAL PAGES - 3	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...November 6, 2008...Todd Shipyards Corporation ("we", "us" or "our") (NYSE:TOD) announced financial results for the second quarter ended September 28, 2008. For the quarter, we reported net income of $1.86 million or $0.32 per diluted share on revenue of $28.6 million. For the prior year second quarter ended September 30, 2007, we reported a net loss of $0.29 million or $0.05 per diluted share on revenue of $27.2 million.

Our second quarter revenue of $28.6 million reflects an increase of $1.4 million or 5% from the same period last fiscal year. The quarter to quarter increase largely results from higher volumes of ship repair activity and an increase in the relative profitability of work performed during the period. We previously reported that we received a notice from DCAA questioning the reasonableness of a payment to one of our subcontractors on the 2005 dPIA for work performed on the aircraft carrier USS John C. Stennis. In the first quarter of fiscal year 2009, the DCAA and the Navy concluded that certain payments to the subcontractor and some related costs incurred by us on the 2005 dPIA were unallowable. We established a $3.1 million cost claim reserve, which was reflected in the first quarter earnings as a reduction in revenue. During the second quarter of fiscal year 2009, the Navy subsequently collected the entire amount through non-payment of other outstanding project receivables. We continue to believe that the costs were legitimate and have filed a Request for Equitable Adjustment with the Navy contracting officer. Any adverse decision by the contracting officer will be appealed either to the Armed Services Board of Contract Appeals or directly to Federal Court.

For the quarter ended September 28, 2008, we reported operating income of $1.6 million. In the prior year quarter ended September 30, 2007, we reported an operating loss of $1.4 million. The increase in operating income in the second quarter of fiscal 2009 versus the second quarter of the prior year primarily results from increased ship repair volumes, cost containment measures and improved profitability on ship repair projects.

We reported investment and other income of $1.2 million and $1.0 million for the quarters ended September 28, 2008 and September 30, 2007, respectively.

For the second quarter ended September 28, 2008, we reported an income before income taxes of $2.8 million and recorded $0.9 million of federal income tax expense, resulting in net income for the period of $1.86 million. For the prior year second quarter ended September 30, 2007, we reported a loss before income taxes of $0.4 million and recorded federal income tax benefit of $0.1 million, resulting in a net loss reported for the period of $0.3 million.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended September 28, 2008 and September 30, 2007
(in thousands of dollars, except per share data)

A copy of our financial statements for the quarter ended September 28, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 28, 2008 and March 30, 2008
(in thousands of dollars)

A copy of our financial statements for the quarter ended September 28, 2008 will be filed with the Securities & Exchange Commission as part of its quarterly report on Form 10-Q. Our Form 10-Q should be read in conjunction with this earnings report.